Exhibit 77(c)


Matters submitted to a Vote of Security Holders

1. On June 12, 2007, an Annual Meeting of Shareholders for ING Prime Rate Trust was held at which the shareholders were asked to elect eight members of the Board of Trustees to represent the interests of the holders of Common Shares of the Trust until the election and qualification of their successors and to elect two members of the Board of Trustees to represent the interests of the holders of Auction Rate Cumulative Preferred Shares - Series M, T, W, Th and F of the Trust - until the election and qualification of their successors.

                                                                             Shares
                                                                             voted
                                                           Shares         against or         Shares      Total Shares
                                     Trustee             voted for          withheld       abstained         Voted
                                     -------             ---------          --------       ---------         -----
Common Shares Trustees       Patricia W. Chadwick     125,652,460.248    1,686,533.408                  127,338,993.656
                             J. Michael Earley        125,680,320.149    1,658,673.507                  127,338,993.656
                             R. Barbara Gitenstein    125,554,321.201    1,784,672.455                  127,338,993.656
                             Patrick W. Kenny         125,624,782.149    1,714,211.507                  127,338,993.656
                             Shaun P. Mathews         125,485,141.776    1,853,851.880                  127,338,993.656
                             Sheryl K. Pressler       125,507,966.487    1,831,027.169                  127,338,993.656
                             David W.C. Putnam        125,647,586.379    1,691,407.277                  127,338,993.656
                             John G. Turner           125,706,496.163    1,632,497.493                  127,338,993.656

Preferred Shares Trustees    John V. Boyer               15,655.000         136.000                       15,791.000
                             Roger B. Vincent            15,653.000         138.000                       15,791.000
                             John V. Boyer               15,655.000         136.000                       15,791.000